Exhibit 10.4

GTC CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 10th day of December, 2014 (the "Effective Date") by and between World Surveillance Group Inc., a Delaware corporation duly organized under law and having a place of business at State Road 405, Building M6-306A, Room1400, Kennedy Space Center, FL 32815 (hereinafter referred to as the “Company"), Global Telesat Corp. (“GTC”), a Virginia corporation and wholly owned subsidiary of the Company, and Trident Aerial Recon LLC, an Ohio limited liability company having a place of business at 4196 Hobbs Landing Drive, West Dublin, Ohio 43017 (hereinafter referred to as the "Consultant" and together with the Company and GTC, the “Parties”).

WHEREAS, the Company and GTC wish to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company, GTC and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.           TERM.  Commencing as of the Effective Date, and continuing for a period of one (1) year (the “Term”), unless earlier terminated pursuant to Article 4 hereof, the Consultant agrees that he will serve as a consultant to the Company and GTC.  This Agreement shall be renewed for successive one (1) year periods, which shall be considered part of the Term, unless earlier terminated by any of the Parties.

2.           DUTIES AND SERVICES.

(a)           Consultant's duties and responsibilities shall be to work with the President of GTC to run the business of GTC for the Company (collectively, the “Services”). In the performance of the Services hereunder, Consultant shall not provide to any third party any information regarding the Company or GTC unless approved in advance by the Company.

(b)           Consultant agrees that during the Term it will devote such amount of its business time as it shall deem necessary to perform the Services. Consultant agrees that at all times in the performance of the Services, it will neither undertake nor cause, nor permit to be undertaken, any activity which either (i) is illegal under any laws, decrees, rules, orders or regulations in effect in either the United States or any other country in which the Company or GTC has a business interest; or (ii) would have the effect of causing the Company or GTC to be in violation of any laws, decrees, rules, orders or regulations in effect in either the United States or any other country in which the Company or GTC has a business interest.  In the performance of the Services, Consultant will at all times act in the best interests of the Company and GTC.

(c)           The Consultant represents and warrants to the Company and GTC that (i) it is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of the Services; (ii) the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs any services concurrently with those performed herein; and (iii) it does not have any agreements to provide consulting or other services to any other person, party, firm, entity or company that is engaged in any business competitive with the Company or GTC and it will not enter into any such agreement during the Term or during the one (1) year period thereafter.

(d)           The Consultant acknowledges that by the very nature of its relationship with the Company, it, from time to time, will have knowledge of or access to material non-public information of the Company and GTC, as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).  The Consultant agrees and covenants that (i) it will not make any purchases, sales or other transactions in the securities of the Company based on or while in possession of any material non-public information, and (ii) it will use its best efforts to safeguard and prevent the dissemination of such material non-public information to third parties.

(e)           Consultant agrees that at any time and from time to time, upon the request of the Company or GTC, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may be required to effect any of the transactions contemplated by this Agreement.

(f)           As an inducement for the Company and GTC to enter into this Agreement, Consultant represents and warrants to the Company and GTC that all Services, work and deliverables to be performed hereunder shall be performed by it in a professional and workmanlike manner in accordance with the highest industry standards.

3.           CONSULTING FEE.

(a)           Subject to the provisions hereof, the Company shall pay Consultant a consulting fee of five thousand dollars ($5,000) for each month it is providing Services to the Company and GTC, which fee shall be reviewed by the Parties after thirty (30) days from the Effective Date and may be adjusted by the Parties at such time (the "Consulting Fee").

(b)           Consultant shall be entitled to reimbursement for all reasonable and necessary expenses, which expenses which if over $500 were approved in writing by the Company prior to their incurrence, incurred in the performance of the Services, upon submission of supporting appropriate written statements and receipts.

(c)           The Consultant agrees that all Services will be rendered by it as an independent contractor and that this Agreement does not create an employer-employee relationship, agency, partnership, co-venturer or other similar relationship between the Consultant and the Company or GTC, any law of any jurisdiction to the contrary notwithstanding, and that neither the Company nor GTC will incur any liability as a result of Consultant’s actions hereunder.  The Consultant shall at all times disclose that it is an independent contractor of the Company and GTC and will not hold itself out as, or represent to any third party that it is, an agent, partner, officer, director, co-venturer, representative or employee of the Company or GTC in connection with this Agreement or the performance of the Services hereunder or otherwise.  Consultant shall have no power to enter into any agreement on behalf of, or otherwise bind, the Company, and Consultant shall not enter into any contract or commitment on behalf of the Company.  The Consultant shall have no right to receive any employee benefits offered to employees of the Company or GTC including, but not limited to, workers compensation coverage, stock option or incentive plans, health and accident insurance, life insurance, sick leave and/or vacation. Consultant agrees to pay, and shall be solely liable for, all taxes including self-employment taxes due in respect of the Consulting Fee, and agrees to indemnify the Company and GTC in the event the Company or GTC is required to pay any such taxes on behalf of the Consultant.

4.           EARLY TERMINATION OF THE TERM.

(a)           This Agreement and Consultant’s engagement hereunder may be terminated for any reason or for no reason by either Party upon thirty (30) days prior written notice by either Party to the other.

(b)           Upon termination under Section 4(a), no Party shall have any further obligations under this Agreement, except for the obligations that by their terms survive this termination as noted in Section 16 hereof.  Upon termination of this Agreement and, in any case, upon the Company’s or GTC’s request, the Consultant shall return immediately to the Company all Confidential Information, as hereinafter defined, and copies thereof, all documents or other written materials generated by Consultant in the performance of the Services hereunder and all other property of the Company or GTC.

5.           RESTRICTED ACTIVITIES. During the Term and for a period of one (1) year from the date of the termination of Consultant’s engagement hereunder, Consultant will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder (except as the owner of less than 1% of the stock of a publicly traded company), partner, member or other owner or participant in any business entity other than the Company or GTC: (i) engage in or assist any other person or entity to engage in any business which competes with any business in which the Company or GTC is then engaging anywhere in the United States or the world where the Company or GTC does business; (ii) offer employment or any consulting arrangement to, hire, or otherwise interfere with the business relationship of the Company or GTC with, any person or entity who is, or was within the six month period immediately prior thereto, employed by, associated with or a consultant to the Company or GTC; (iii) solicit away from the Company or GTC or endeavor to entice away from the Company or GTC, or otherwise interfere with the business relationship of the Company or GTC with, any person or entity who is, or was within the six month period immediately prior thereto, a customer, dealer, distributor or client of, supplier, vendor or service provider to the Company or GTC.

6.	CONFIDENTIALITY; PROPRIETARY RIGHTS. The Consultant agrees that during the Term and thereafter:

(a)           The Consultant will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as required in connection with the performance of the Services hereunder as authorized in advance by the Company, and except to the extent required by law (but only after the Consultant has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical, personnel or other nature relating to the business of the Company or GTC including, without limitation, any customer or vendor lists, investor information, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, policies, procedures, techniques, formulae, designs and design projects, know-how, specifications, inventions, computer hardware, software programs and source code, data relating to the development, research, testing, costs, marketing and uses of the Company’s or GTC’s products, business plans, budgets, and projects pertaining to the Company or GTC and including any information of others that the Company or GTC has agreed to keep confidential; provided, however, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Consultant.

(b)           The Consultant shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as required in connection with the performance of the Services hereunder.

(c)           Upon the Company’s or GTC’s request at any time and for any reason and upon termination of this Agreement, the Consultant shall immediately deliver to the Company, or destroy if directed by the Company or GTC, all materials (including all soft and hard copies) in the Consultant’s possession which contain or relate to Confidential Information, all documents or other written materials generated by Consultant in the performance of the Services hereunder and all other property of the Company and GTC.

(d)           All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Consultant in connection with the performance of the Services pursuant hereto, either alone or in conjunction with others, at any time or at any place during the Term hereof, whether or not reduced to writing or practice during such consultancy period, which relate to the Company or  GTC or the business in which the Company or GTC is engaged shall be and hereby are the exclusive property of the Company and GTC without any further compensation to the Consultant.  In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Consultant are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company and GTC.

(e)           The Consultant shall promptly disclose all Developments to the Company and GTC.  If any Development is not the property of the Company and/or GTC by operation of law, this Agreement or otherwise, the Consultant will, and hereby does, assign to the Company and/or GTC as appropriate all right, title and interest in such Development, without further consideration, and will assist the Company, GTC and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s or GTC’s rights in such Development.  The Consultant shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country that the Company or GTC desires to file and relates to any Development.  The Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Consultant’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Consultant’s death or incapacity), to act for and in the Consultant’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Consultant.

7.	REMEDIES; APPLICABILITY TO AFFILIATED COMPANIES.

     Without limiting the remedies available to the Company or GTC, the Consultant acknowledges that a breach or a threatened breach of any of the covenants contained herein could result in irreparable injury to the Company and/or GTC for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company and GTC shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Consultant from engaging in any activities prohibited herein or such other equitable relief as may be required to enforce specifically any of such covenants herein. For purposes of this Agreement, the term “Company” shall include the Company, each of its affiliated companies, subsidiaries and parent company, as applicable, and their respective successors and assigns.

8.           WAIVER.  Any waiver by the Company or GTC of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.  All waivers by the Company and GTC shall be in writing.

9.           SEVERABILITY; REFORMATION.  In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

10.           ASSIGNMENT.  The Company and GTC shall have the right to assign their respective rights and obligations under this Agreement to a party which assumes the Company' or GTC’s respective obligations hereunder.  Consultant shall not have the right to assign his rights or obligations under this Agreement without the prior written consent of the Company, whether by operation of law or otherwise.

11.           HEADINGS.  Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

12.           AMENDMENTS.  This Agreement constitutes the entire agreement between the Parties hereto and replaces and supersedes all prior consulting and other agreements relating to the subject matter hereof, between the Parties to this Agreement and their affiliates.  This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all Parties hereto.  Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company or GTC with respect to the Agreement shall be made, taken or given on behalf of the Company or GTC only by authority of the Company’s or GTC’s respective Boards of Directors.

13.           NOTICES.  Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the Parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a Party shall have notified the others in accordance with the provisions of this Section 13; provided, however, the address set forth above for the Company shall be used only for personal or courier delivery and if notice is to be sent by mail, it shall be sent to the Company at Mail Code: SWC, Kennedy Space Center, FL 32899.  Any notice or communications to GTC may be sent to the address of the Company.

14.           COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.  Facsimile copies with signatures shall be given the same legal effect as an original.

15.           GOVERNING LAW.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of State of Florida applicable to contracts executed and wholly performed within such jurisdiction, without regard to its internal choice of law analysis. Any dispute arising hereunder shall be referred to and heard only in an appropriate court of competent jurisdiction in Brevard County, Florida.

16.           SURVIVAL.  The provisions of Sections 2(d), 3(c), 5 to 17 of this Agreement shall survive the expiration of the Term or the termination of this Agreement.

17.           INDEMNIFICATION.  The Consultant shall defend, indemnify and hold harmless the Company, GTC and their respective officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damages, costs, liabilities and expenses whatsoever (including attorneys’ fees and related disbursements) incurred by reason of (i) any failure by Consultant to perform any covenant or agreement of Consultant set forth herein, (ii) injury to or death of any person or any damage to or loss of property which is due to the negligence and/or willful acts of Consultant, or (iii) any breach by Consultant of any representation, warranty, covenant or agreement under this Agreement.  The Company and GTC shall have the right to offset against any fees or bonuses due Consultant under this Agreement the amount of any indemnity to which the Company is entitled under this Section 17 for damage, cost, liability, expense, fee or disbursement incurred by the Company or GTC.

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EXECUTED effective as of the Effective Date.

WORLD SURVEILLANCE GROUP INC.	TRIDENT AERIAL RECON LLC

By: /s/ Glenn D. Estrella	By: /s/ Drew M. West
Name: Glenn D. Estrella	Name: Drew M. West
Title: President and CEO	Title: President

GLOBAL TELESAT CORP.

By:/s/ Glenn D. Estrella
Name:  Glenn D. Estrella
Title: Director